Exhibit 99.1

ImmuDyne Announces Preliminary Q3 Revenues

MT. KISCO, N.Y., October 11, 2016 (GLOBE NEWSWIRE) – ImmuDyne, Inc. (OTCQB:IMMD) (“Immudyne” or the “Company”), a leader in the development and marketing of OTC health and wellness products addressing large unmet needs, today announced preliminary financial results for the third quarter and nine months ended September 30, 2016. The expected results reflect the continued growth of Immudyne PR, LLC, Immudyne’s direct-to-consumer marketing subsidiary.

Operational Highlights:

●	For the nine months ended September 30, 2016 revenue is expected to be $4.158 million compared to $845,513 for the first three quarters of 2015
●	Third quarter revenue was expected to be $1.29 million compared to $279,884 for the third quarter of 2015, an increase of 361%.
●	Fourth quarter revenue forecasted to continue to be robust; Total revenue for 2016 expected to exceed $5 million.
●	ImmuDyne’s focus is on improving profit margins across all business units
●	The Company’s approximate cash and near term receivables on hand was approximately $575,000 at September 30, 2016. .
●	During the third quarter, ImmuDyne finalized an exclusive in-license with Pilaris, for patented hair loss products, and a beta product launch is anticipated in Q4.
●	The Company is in late stage due diligence and product testing on several other acquisition and/or business development activities which we believe could create significant value for our shareholders.

Mark McLaughlin, President and CEO of the Company, commented, “Our financial results through the third quarter of 2016 reflect our focus on revenue growth and profitability. We believe we will continue to have robust growth with our existing and newly acquired brands through our global direct response marketing platform. Our demonstrated ability is built upon an experienced management team and a strong value proposition to our customers.”

Safe Harbor Statement

This press release contains forward-looking statements, including its expected results for the third quarter of 2016, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Reliance should not be placed on forward-looking statements because they involve unknown risks, uncertainties and other factors, which are, in some cases, beyond the control of Immudyne. Actual events, performance or results could differ materially from the anticipated events, performance or results expressed or implied by such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

About ImmuDyne, Inc.

lmmuDyne, Inc. (the "Company") is a health and wellness company which develops, manufactures, markets, and sells innovative lifestyle products. The Company's lead products contain its proprietary yeast beta glucans that have been shown through testing and analysis to support the immune system. ImmuDyne also has a majority owned direct marketing division that markets immune support, skincare and hair loss products directly to consumers around the world. All of the Company’s intellectual property is protected by patents and/or trade secrets. Additional information can be found on the web at www.immudyne.com

Contact:

lmmuDyne, Inc.

Mark McLaughlin: +1-914-714-8901